Exhibit 4 (e)

                  FIRST AMENDMENT TO CREDIT AGREEMENT


      THIS FIRST AMENDMENT (the "First Amendment") dated as of February 28, 1995 is to that Credit Agreement dated as of April 29, 1994 (as amended and modified hereby and as further amended and modified from time to time hereafter, the "Credit Agreement"; terms used but not otherwise defined herein shall have the meanings assigned in the Credit Agreement), by and among OWENS & MINOR, INC., a Virginia corporation (formerly known as O & M Holding, Inc.) (the "Borrower"), CERTAIN OF ITS SUBSIDIARIES identified as a "Guarantor" in the definition thereof and on the signature pages hereof (hereinafter sometimes referred to individually as a "Guarantor" and collectively as the "Guarantors"), the various banks and lending institutions identified on the signature pages hereto (each a "Bank" and collectively, the "Banks"), NATIONSBANK, N.A. (CAROLINAS) (formerly known as NationsBank of North Carolina, N.A.) as agent (in such capacity, the "Agent"), CHEMICAL BANK and CRESTAR BANK as co-agents (in such capacity, the "Co-Agents") and NATIONSBANK, N.A. (CAROLINAS) (formerly known as NationsBank of North Carolina, N.A.) as administrative agent for the Banks (in such capacity, the "Administrative Agent").


                          W I T N E S S E T H

      WHEREAS, the Banks have, pursuant to the terms of the Credit Agreement, made available to the Borrower a $350,000,000 credit facility; and

      WHEREAS, the Borrower has requested an increase in the size of the credit facility to $425,000,000; and

      WHEREAS, the Banks have agreed to an increase in the credit facility on the terms and conditions hereinafter set forth;

      NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

      A. By execution of this First Amendment, the Borrower, the Guarantors, the Banks and the Agents hereby agree as follows:

          (i) As to Committed Revolving Loans which are Base Rate Loans ("Existing Floating Rate Loans") outstanding on the date this First Amendment shall be effective pursuant to Section D of this First Amendment (the "Effective Date"), the Revolving Committed Amounts of the Banks shall be adjusted as of the Effective Date based on the reallocation provided in Section B(1) hereof. On the Effective Date, each Bank whose relative share of the Revolving Committed Amount (the "Revolving Commitment Percentage") shall increase based on Schedule 2.01(a) as revised, shall increase the amount of its Committed Revolving Loans outstanding to the Borrower by paying to the Administrative Agent an amount equal to the increase in such Bank's Revolving Commitment Percentage multiplied by the Existing Floating Rate Loans, and the Administrative Agent shall in turn pay to each of the Banks whose Revolving Commitment Percentages shall decrease an amount equal to the decrease in such Reducing Bank's Revolving Commitment Percentage multiplied by the Existing Floating Rate Loans for application to the outstanding principal balance of such Loans.

          (ii) As to Committed Revolving Loans which are Eurodollar Loans outstanding on the Effective Date ("Existing Fixed Rate Loans"), each Bank's interest in such Existing Fixed Rate Loans and the Revolving Commitment Percentage for each Bank in such Existing Fixed Rate Loans shall remain as in effect immediately prior to the Effective Date until the end of the applicable Interest Periods relating thereto. At the maturity of each Interest Period for Existing Fixed Rate Loans, the Reducing Banks shall be paid an amount equal to the decrease in such Reducing Bank's Revolving Commitment Percentage multiplied by the Eurodollar Loans maturing on such date for application to the outstanding principal balance of such Loans, from the amounts paid on the Committed Revolving Loans by the Borrower or with the proceeds of New Loans (as hereafter defined).

          (iii) As to Loans made on or after the Effective Date (including extensions and conversions of Existing Fixed Rate Loans at the end of an Interest Period, hereafter "New Loans"), the Revolving Commitment Percentages of the Banks shall be as provided in Schedule 2.01(a) as reallocated and amended as provided in Section B(1) hereof.

          (iv) Notwithstanding anything contained herein to the contrary, no Bank shall be obligated to make Loans in an aggregate amount at any time outstanding in excess of its Revolving Committed Amount, as reallocated and amended pursuant to Section B(1) hereof.

          (v)   The Borrower shall not be liable for any amounts under
      Section 2.15 of the Credit Agreement as a result of the increase in the size of the credit facility under the Credit Agreement or the reallocation of Commitments in respect thereof as contemplated by this First Amendment.

      B.    The Credit Agreement is amended in the following respects:

            1. In connection with the increase in the size of the credit facility made available under the Credit Agreement, the Revolving Committed Amounts of the respective Banks have been reallocated among the Banks to be as provided in Schedule 2.01(a) attached hereto. Schedule 2.01(a) of the Credit Agreement is hereby amended and modified to read as provided in
Schedule 2.01(a) attached hereto.

            2. The definition of "Credit Agreement" as used in the Credit Documents shall mean the Credit Agreement as amended by this First Amendment and as further amended, modified, extended, renewed or replaced from time to time.

            3. The following definitions in Section 1.01 are amended and modified to read as follows:

                "Consolidated Fixed Charges" means, for the applicable period ending as of a Determination Date, the sum of (i) all Interest Expense on all Indebtedness during such period, (ii) all Rentals (other than Rentals on Capitalized Leases to the extent such Rentals are included in Interest Expense or as a current maturity of a Capitalized Lease under subsection (iii) hereof) payable during such period, (iii) current maturities of Funded Debt and current maturities of Capitalized Leases as of such Determination Date, and (iv) all dividends paid in cash or property and redemptions made of capital stock (other than dividends paid to, or redemptions of capital stock owned by, the Borrower or a wholly-owned Restricted Subsidiary) during such period, in each case for the Borrower and its Restricted Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles; but excluding, for purposes hereof:

                           (a) amounts owing under the 9.10% Convertible Subordinated Note due May 31, 1996 in the principal amount of $3,332,912 made by the Borrower payable to Hygeia Limited, in an amount not to exceed $3,500,000; and

                           (b) Rentals related to leases of certain medical supply equipment manufactured by Omnicell and Pyxis or other manufacturers of similar equipment, in an aggregate annual amount not to exceed $5,000,000.

                  "Consolidated Net Income" means, for the applicable period ending as of a Determination Date, the net income of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with generally accepted accounting principles, but excluding for purposes of determining compliance with the Fixed Charge Coverage Ratio in Section 6.11(e) hereof:

                           (a) any extraordinary gains or losses on the sale or other disposition of assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

                           (b) restructuring costs taken in fiscal year 1994 associated with the acquisition of Stuart Medical, which shall include those costs associated with the restructuring of corporate administrative functions, including without limitation the closure of certain distribution facilities, employee relocation and termination, and writedown of certain software, in an amount not to exceed $24,000,000 in the aggregate;

                           (c)  the proceeds of any life insurance policy;

                           (d) net earnings of any business entity (other than a Restricted Subsidiary) in which the Borrower or any Restricted Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Borrower or such Restricted Subsidiary in the form of cash distributions;

                           (e)  any portion of the net earnings of any
                  Restricted Subsidiary which for any reason is unavailable for payment of dividends to the Borrower or any other Restricted Subsidiary; and

                           (f) one-time restructuring charges taken after December 31, 1994 but before January 1, 1996 in an amount not to exceed $12,000,000 in the aggregate.

                  "Consolidated Net Income Available for Fixed Charges" means, for the applicable period ending as of a Determination Date, the sum of Consolidated Net Income

                           plus (to the extent deducted in determining
                  Consolidated Net Income) (i) all provisions for any federal, state or other income taxes, (ii) depreciation, amortization and other non-cash charges, including without limitation any accrual necessary for purposes of conforming with Financial Accounting Standards Board Statement Number 106 (as defined by generally accepted accounting principles) to the extent that the accrued portion thereof constitutes a non-cash charge, (iii) Interest Expense, and (iv) all Rentals (except for Rentals relating to leases of medical supply equipment manufactured by Omnicell and Pyxis and any other manufacturer of similar equipment to the extent such Rentals are excluded from the definition of "Consolidated Fixed Charges", and without duplication for the interest component under the Capitalized Leases to the extent included in Interest Expense), minus (v) all Capital Expenditures,

          for the Borrower and its Restricted Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles.

                  "Consolidated Total Debt" means all Indebtedness of the Borrower and its Restricted Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles, but excluding, for purposes hereof, the amount of capital lease obligations attributable to those leases of certain medical supply equipment manufactured by Omnicell and Pyxis and any other manufacturer of similar equipment to the extent Rentals thereunder shall not exceed an aggregate annual amount of $5,000,000.

                  4. Clause (i) of Section 2.01, defining the "Revolving Committed Amount," is amended and modified to read as follows:

                 (i) with regard to the Banks collectively, the amount of the Committed Revolving Loans outstanding shall not at any time exceed FOUR HUNDRED TWENTY-FIVE MILLION DOLLARS ($425,000,000) in the aggregate (as such aggregate maximum amount may be reduced from time to time as hereinafter provided, the "Revolving Committed Amount"), and

                  5. The reference in Section 2.02(a) to "10:00 A.M." and in Section 2.07(b)(i) to "11:00 A.M.", being the time by which notice must be given in the case of Revolving Loans and Swingline Loans, respectively, is amended and modified in each case to "12:00 Noon".

                  6. The table in Section 2.05, regarding the Applicable Margin, is amended and modified to read as follows:

                           Applicable Margin

           Consolidated Total Debt            Eurodollar Loan
           to Consolidated Total              and Fed Funds         Base Rate
Ratings    Capitalization Ratio               Swingline Loan        Loan
BB/Ba2            >=55%                           1.000%            .25%
BB+/Ba1       <55% but >=50%                       .875%              0%
BBB-/Baa3     <50% but >=45%                       .750%              0%
BBB/Baa2      <45% but >=40%                       .625%              0%
BBB+/Baa1          <40%                            .500%              0%


                   7.    Clause (i) of Section 2.08, defining the
"Competitive Loan Maximum Amount," is amended and modified to read as follows:

                  (i) the aggregate amount of Competitive Loans shall not at any time exceed the lesser of FOUR HUNDRED TWENTY-FIVE MILLION DOLLARS ($425,000,000) or the Revolving Committed Amount (the "Competitive Loan Maximum Amount"), and

                   8. Section 2.11(b), regarding the Commitment Fee, is amended and restated in its entirety to read as follows:

                  (b) Commitment Fees. In consideration for the Commitments by the Banks hereunder, the Borrower agrees to pay to the Administrative Agent quarterly in arrears on the 15th day following the last day of each of the Borrower's fiscal quarters for the ratable benefit of the Banks a commitment fee (the "Commitment Fee") of (i) one-fourth of one percent (1/4%) per annum, on the first $75,000,000 of the average daily unused amount of the Revolving Committed Amount for such prior quarter, and (ii) one-eighth of one percent (1/8%) per annum, on the remaining average daily unused amount of the Revolving Committed Amount for such prior quarter. This Commitment Fee shall accrue from the Effective Date of the First Amendment to Credit Agreement. For purposes of computation of the Commitment Fee, neither Swingline Loans nor Competitive Loans shall be counted toward or considered usage under the Committed Revolving Loan facility.

                   9. Section 6.10, regarding the use of proceeds, is amended and restated in its entirety to read as follows:

                   6.10 Use of Proceeds. The proceeds of the Loans hereunder shall be used for the purpose of (i) financing the acquisition of the capital stock of Stuart Medical, (ii) refinancing approximately $150,000,000 in existing indebtedness of Stuart Medical, (iii) financing costs and expenses incurred in connection with the acquisition of Stuart Medical, (iv) refinancing and replacing the existing credit facility extended to Owens & Minor, Inc. by NationsBank of Virginia, N.A. and Crestar Bank and other existing bank indebtedness, (v) negotiating discounts from trade suppliers in return for quicker trade payments, (vi) general working capital purposes, (vii) capital expenditures and (viii) other general corporate purposes.

                   10. Section 6.11, regarding financial covenants, is amended and modified to read as follows:

                   6.11  Financial Covenants.

                   (a) Consolidated Current Ratio. The Borrower will maintain at all times a Consolidated Current Ratio of at least 1.5 to 1.0.

                   (b) Consolidated Tangible Net Worth. The Borrower will maintain Consolidated Tangible Net Worth, as determined on each Determination Date, of not less than $50,000,000; provided, however, the minimum Consolidated Tangible Net Worth required hereunder shall be increased on the last day of each of the Borrower's fiscal quarters to occur after January 1, 1995, by an amount equal to 50% of Consolidated Net Income for the fiscal quarter then ended (or if Consolidated Net Income for such period is a deficit figure, then zero).

                   (c) Consolidated Net Worth. The Borrower will maintain Consolidated Net Worth, as determined on each Determination Date, of not less than $240,000,000; provided, however, the minimum Consolidated Net Worth required hereunder shall be increased on the last day of each of the Borrower's fiscal quarters to occur after January 1, 1995, by an amount equal to 50% of Consolidated Net Income for the fiscal quarter then ended (or if Consolidated Net Income for such period is a deficit figure, then zero).

                   (d) Leverage Ratio. On each Determination Date the ratio of Consolidated Total Debt to Consolidated Total
          Capitalization will not exceed:

                                                             Leverage Ratio
          From the Closing Date through the
            First Anniversary Date of the
            Closing Date                                       .65 to 1.0

          Thereafter through the Third
            Anniversary Date of the Closing
             Date                                              .60 to 1.0

             Thereafter                                        .55 to 1.0

                   (e)   Fixed Charge Coverage Ratio.  As of each
             Determination Date for the Applicable Period set forth below, the Fixed Charge Coverage Ratio will not be less than:


                                                             Fixed Charge
                                                             Coverage Ratio
              From the Closing Date through
               the fiscal quarter ending on
               December 31, 1994                               1.5 to 1.0


             From the fiscal quarter ending on
               March 31, 1995 through and
               including the fiscal quarter
               ending on March 31, 1997                        1.3 to 1.0

             From the fiscal quarter ending on
               June 30, 1997 and thereafter                    1.5 to 1.0

             The Applicable Period for which the Fixed Charge Coverage Ratio shall be determined shall be as follows:

                                                    Duration of Applicable
                                                    Period ending as of
             Determination Date                     Determination Date*

             End of Fourth Quarter 1994                     Three Quarters

             End of First Quarter 1995 and
               thereafter                                    Four Quarters


                    * Components of the Fixed Charge Coverage Ratio shall be
             determined for the Applicable Period ending as of the Determination Date, except that determination of current maturities of Funded Debt and current maturities of Capitalized Leases under subsection (iii) of the definition of Consolidated Fixed Charges shall be for the duration shown for the Applicable Period above as of the Determination Date.

                   11. Section 7.01(h) is amended and restated to read as follows:

                   (h) Obligations under or arising in connection with Interest Rate Protection Agreements relating to Loans under this Credit Agreement.

                   12. The address for the Agent, the Administrative Agent or the Swingline Lender, as referenced in Section 10.01 is amended to read as follows:

                     NationsBank, N.A. (Carolinas)
                     101 N. Tryon Street
                     Independence Center, 15th Floor
                     NC1-001-15-04
                     Charlotte, North Carolina 28255
                     Attn:  Iris Boger

                            Agency Services
                     Telephone: (704) 386-9372
                     Telecopy:  (704) 386-9923

                     With a copy to:

                     NationsBank, N.A. (Carolinas)
                     1111 East Main Street
                     Fourth Floor Pavilion
                     VA2-310-04-07
                     Richmond, Virginia 23219-2321
                     Attn:  Robert Y. Bennett
                             Senior Vice President
                     Telephone: (804) 788-3631
                     Telecopy:  (804) 788-3669

                   13. The Committed Revolving Notes shall be amended, restated and substituted in the form attached as Schedule 2.06, such amended, restated and substituted Committed Revolving Notes thereupon being considered as the "Committed Revolving Notes" for all purposes under the Credit Agreement. The Competitive Loan Notes shall be amended, restated and substituted in the form attached as 2.08(h), such amended, restated and substituted Competitive Loan Notes thereupon being considered as the "Competitive Loan Notes" for all purposes under the Credit Agreement.

                   C.    The Borrower hereby represents and warrants that:

                         (i) any and all representations and warranties made by the Borrower and contained in the Credit Agreement (other than those which expressly relate to a prior period) are true and correct in all material respects as of the date of this First Amendment; and

                         (ii) No Default or Event of Default currently exists and is continuing under the Credit Agreement as of the date of this First Amendment.

                   D. This First Amendment shall not be effective until receipt by the Administrative Agent of the following in form and substance satisfactory to the Banks:

                         1. Executed Documents. Executed copies of this First Amendment, Amended, Restated and Substituted Committed Revolving Notes, Amended, Restated and Substituted Competitive Loan Notes, and related documentation.

                         2. Legal Opinions. Legal opinions of Drew St.J. Carneal, Esq., Senior Vice President and Corporate Counsel of the Borrower, and Hunton & Williams, special counsel to the Borrower and the Guarantors, addressed to the Administrative Agent and the Banks in form acceptable to the Administrative Agent and the Required Banks.

                         3.    Corporate Documents.

                               (i)    Articles of Incorporation.  Copies of
            the articles of incorporation or charter documents of the Borrower and the Guarantors certified to be true and complete as of a recent date by the appropriate governmental authority of the state of its incorporation.

                               (ii) Resolutions. Copies of resolutions of the Board of Directors of the Borrower and the Guarantors approving and adopting this First Amendment, the Amended, Restated and Substituted Committed Revolving Notes, and the Amended, Restated and Substituted Competitive Loan Notes, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary as of the Closing Date to be true and correct and in force and effect as of such date and containing therein certification of the incumbency and specimen signatures of the officers of the Credit Parties executing the First Amendment, the Amended, Restated and Substituted Committed Revolving Notes, and the Amended, Restated and Substituted Competitive Loan Notes.

                               (iii)  Bylaws.  A copy of the bylaws of the
            Borrower and the Guarantors certified by a secretary or assistant secretary as of the date hereof to be true and correct and in force and effect as of such date.

                               (iv)   Good Standing.  Copies of (i)
            certificates of good standing, existence or its equivalent with respect to the Borrower and the Guarantors certified as of a recent date by the appropriate governmental authorities of the state of incorporation and each other state in which the failure to so qualify and be in good standing would have a Material Adverse Effect and (ii) a certificate indicating payment of all corporate franchise taxes in such states of incorporation certified as of a recent date by the appropriate governmental taxing authorities, to the extent generally available from such authorities.

                         4. Other Information. Such other information and documents as the Administrative Agent may reasonably request.

                   E. The Borrower will execute such additional documents as are reasonably requested by the Administrative Agent to reflect the terms and conditions of this First Amendment.

                   F. Except as modified hereby, all of the terms and provisions of the Credit Agreement (and Schedules) remain in full force and effect.

                   G. The Borrower agrees to pay all reasonable costs and expenses in connection with the preparation, execution and delivery of this First Amendment, including without limitation the reasonable fees and expenses of Moore & Van Allen, special counsel to the Administrative Agent.

                   H. This First Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and it shall not be necessary in making proof of this First Amendment to produce or account for more than one such counterpart.

                   I. This First Amendment and the Credit Agreement, as amended hereby, shall be deemed to be contracts made under, and for all purposes shall be construed in accordance with the laws of the Commonwealth of Virginia.

              [Remainder of Page Intentionally Left Blank]





        IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this First Amendment to Credit Agreement to be duly executed under seal and delivered as of the date and year first above written.


BORROWER:
                          OWENS & MINOR, INC.,
                          a Virginia corporation
                          (formerly known as O & M Holding, Inc.)


                          By____________________________

                          Title_________________________


 GUARANTORS:
                          OWENS & MINOR MEDICAL, INC.
                          a Virginia corporation
                          (formerly known as Owens & Minor, Inc.)


                          By____________________________

                          Title_________________________



                          NATIONAL MEDICAL SUPPLY CORPORATION
                          a Delaware corporation


                          By____________________________

                          Title_________________________


                          OWENS & MINOR WEST, INC.
                          a California corporation


                          By____________________________

                          Title_________________________


                          KOLEY'S MEDICAL SUPPLY, INC.
                          a Nebraska corporation


                          By____________________________

                          Title_________________________










                                  Signature Pages to
                  Owens & Minor, Inc. First Amendment


                     LYONS PHYSICIAN SUPPLY COMPANY
                     an Ohio corporation

                     By____________________________

                     Title_________________________


                      A. KUHLMAN & COMPANY
                      a Michigan corporation

                      By____________________________

                      Title_________________________


                       STUART MEDICAL, INC.
                       a Pennsylvania corporation

                       By____________________________

                       Title_________________________

 BANKS:

                       NATIONSBANK, N.A. (CAROLINAS),
                       individually in its capacity as a
                       Bank and in its capacity as Agent and
                       Administrative Agent (formerly known as
                       NationsBank of North Carolina, N.A.)

                       By_____________________________
                            Robert Y. Bennett,
                            Senior Vice President



                       CHEMICAL BANK,
                       individually in its capacity as a
                       Bank and in its capacity as a Co-Agent

                       By

                       Title



                       CRESTAR BANK,
                       individually in its capacity as a
                       Bank and in its capacity as a Co-Agent

                       By

                       Title



                                  Signature Pages to
                  Owens & Minor, Inc. First Amendment


                        BANK OF AMERICA NT & SA

                        By

                        Title


                        THE BANK OF NOVA SCOTIA

                        By

                        Title


                        FIRST UNION NATIONAL BANK OF VIRGINIA

                        By

                        Title


                        PNC BANK, NATIONAL ASSOCIATION

                        By

                        Title


                        BANK OF MONTREAL

                        By

                        Title


                        THE BANK OF NEW YORK

                        By

                        Title


                        MELLON BANK, N.A.

                        By

                        Title


                        NATWEST BANK N.A. (formerly known as
                        National Westminster Bank USA)

                        By

                        Title



                                   Signature Pages to
                  Owens & Minor, Inc. First Amendment


                        NBD BANK

                        By

                        Title


                        THE SANWA BANK LTD.

                        By

                        Title


                        SHAWMUT BANK CONNECTICUT N.A.

                        By

                        Title


                        SIGNET BANK/VIRGINIA

                        By

                        Title


                        WACHOVIA BANK OF NORTH CAROLINA, N.A.

                        By

                        Title